Exhibit 99.906 CERT

SECTION 906 CERTIFICATIONS

James C. Baker, Jr., Principal Executive Officer, and A. Colby Parker, Principal Financial Officer, of Kayne Anderson NextGen Energy & Infrastructure, Inc. (the “Fund”), each certify to his knowledge that:

1.	The Fund’s periodic report on Form N-CSR for the semi-annual period ended May 31, 2023 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Fund.

July 28, 2023

/s/ JAMES C. BAKER, JR.	/s/ A. COLBY PARKER
James C. Baker, Jr.	A. Colby Parker
Chairman of the Board of Directors, President and Chief Executive Officer	Chief Financial Officer and Treasurer